                                                                   Exhibit 10.47

                        DELTAGEN, INC. CHANGE OF CONTROL
                         SEVERANCE PAY PLAN FOR OFFICERS

     1. Introduction. The purpose of this Deltagen, Inc. Change of Control Severance Pay Plan For Officers (the "Plan") is to provide Severance Benefits to Covered Executives whose employment is terminated in an Eligible Termination. This document constitutes both the written instrument under which the Plan is maintained and the Plan's summary plan description.

     2. Important Terms. To help you understand how this Plan works, it is important to know the following terms:

         2.1 "Administrator" means the Company, or any person or committee to whom the Company has delegated any authority or responsibility pursuant to
Section 7, but only to the extent of such delegation.

         2.2 "Cause" means:

         (a) any intentional action or intentional failure to act by the Covered Executive which was performed in bad faith and to the material detriment of the Company;

         (b) the willful and habitual neglect of the Covered Executive's duties of employment; or

         (c) the conviction of a Covered Executive of a felony crime involving moral turpitude,

provided that in the event that any of the foregoing events is capable of being cured, the Company shall provide written notice to the Covered Executive describing the nature of such event and Executive shall thereafter have five (5) business days to cure such event.

         2.3 "Change of Control" means the occurrence of either of the following events:

         (a) A change in the composition of the board of directors of the Company (the "Board"), as a result of which fewer than one-half of the incumbent directors are directors who either:

             (i) Had been directors of the Company twenty-four (24) months prior to such change; or

             (ii) Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination; or

                  (b) Any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who by the acquisition or aggregation of securities, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock"); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company. For purposes of this Subsection (b), the term "person" shall not include an employee benefit plan maintained by the Company.

Notwithstanding the foregoing, the term "Change of Control" shall not include a transaction, the sole purpose of which is to change the state of the Company's incorporation.

                  2.4 "Company" means Deltagen, Inc., a Delaware corporation and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Plan and any domestic subsidiaries of Deltagen, Inc.

                  2.5 "Covered Executive" means any officer of the Company who receives a written Notice of Eligibility from the Company.

                  2.6 "Eligible Termination" means any termination within twelve (12) months following a Change of Control of the Company (other than for disability or death) of a Covered Executive's employment (a) by the Company for any reason other than Cause; or (b) by the Covered Executive for Good Reason.

                  2.7 "Eligible Termination Date" means the effective date of a Covered Executive's Eligible Termination.

                  2.8 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  2.9 "Good Reason" means the Company has, without the written consent of the Covered Executive:

                  (a) Reduced the powers, duties or title of the Covered Executive;

                  (b)  Reduced the Covered Executive's base salary; or

                  (c) Required the Covered Executive to relocate his or her principal place of business by more than 40 miles from its location immediately prior to the Change of Control.

                  2.10 "Notice of Eligibility" means a written notice from the Company delivered to an individual establishing that the individual is a Covered Executive under the Plan.

                  2.11 "Plan" means the Deltagen, Inc. Change of Control Severance Pay Plan For Officers, as set forth in this document, and as hereafter amended from time to time.

                  2.12 "Severance Benefit" means the benefits the Covered Executive will be provided pursuant to Section 4 and Appendix A.

         3. Eligibility. An individual shall become a participant in the Plan only if he or she receives a Notice of Eligibility. Such a Covered Executive shall be eligible for a Severance Benefit under the Plan, only if he or she is also a Covered Executive on his or her Eligible Termination Date.

         4.       Payment of Severance Benefit.

                  4.1 Severance Benefit. A Covered Executive who is eligible to receive a Severance Benefit under and subject to the terms of Section 3 will receive such benefit in the amount determined in accordance with Appendix A.

                  4.2 Release. As a condition to receiving any Severance Benefit under this Plan, each Covered Executive will be required to sign a waiver and general release of all claims arising out of his or her Eligible Termination and employment with the Company and its subsidiaries and affiliates, in a form satisfactory to the Legal Department of the Company.

         5. Withholding. All federal, state, local and other taxes and any other required payroll deductions will be withheld from any Severance Benefit.

         6. Administration. The Company is the Administrator of the Plan (within the meaning of section 3(16)(A) of ERISA) and has the power to administer and interpret the Plan in its sole discretion. The Administrator is the "named fiduciary" of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator may delegate in writing to any other person all or any portion of his or her authority or responsibility with respect to the Plan.

         7. Amendment or Termination. The Company reserves the right, by written action to amend, modify or terminate the Plan at any time, without advance notice to any Covered Executive. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. Notwithstanding the foregoing, however, within the period commencing six (6) months prior to a Change of Control and ending eighteen (18) months after such Change of Control, no amendment or termination of the Plan shall be effective without the written consent of an affected Covered Executive if the affect of the amendment or termination would result in the reduction of the benefits the Covered Executive would have received had the Plan's provisions in effect immediately prior to such amendment or termination been applied to the Covered Executive.

         8. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will describe any additional information needed to support the claim, describe the Plan's appeal procedure, and will also inform the claimant of his or her right to file a civil lawsuit under section 502(a) of ERISA if the claimant's appeal is denied. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.

         9. Appeal Procedure. If the claimant's claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review within 60 days after the claimant received the decision denying the claim. The claimant (or representative) then has the right to review, and receive at no charge copies of documents, records, and other information relevant to the claimant's claim for benefits, and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. If the appeal is denied (in full or part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will inform the claimant of his or her right to review, and receive at no charge copies of documents, records and other information relevant to claimant's claim for benefits, and will also inform the claimant of his or her right to file a civil lawsuit under section 502(a) of ERISA.

         10. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Employer; no separate fund will be established under the Plan; and the Plan will have no assets. Because the Plan has no assets, there are no assets to be allocated in the event of a Plan termination. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor.

         11. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

         12. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause.

         13. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California.

     14. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

     15. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

     16. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its board of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities.

     17. Additional Information.

         Plan Name:                   Deltagen, Inc. Change of Control Severance
                                      Pay Plan for Officers

         Plan Sponsor:                Deltagen, Inc.
                                      740 Bay Road
                                      Redwood City, CA 94063

         Identification Numbers:      EIN:  ______________________
                                      PLAN:  50__

         Plan Year:                   Calendar year

         Plan Administrator:          Deltagen, Inc.
                                      740 Bay Road
                                      Redwood City, CA 94063
                                      650-569-5100

         Agent for Service of         Deltagen, Inc.
         Legal Process:               740 Bay Road
                                      Redwood City, CA 94063

     18. Statement of ERISA Rights.

         As a Covered Executive under the Plan, you have certain rights and protections under ERISA:

               (a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan's annual report (IRS Form 5500). These documents are available for your review in the Company's Human Resources Department.

                    (b) You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

               In addition to creating rights for Covered Executives, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called "fiduciaries") have a duty to do so prudently and in the interests of you and the other Covered Executives. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 8 and 9 above.)

               Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

               In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

               If you have any questions regarding the Plan, please consult the Company's Human Resources Department. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

     19.  Execution.

          In Witness Whereof, the Company, by its duly authorized officer, has executed this Plan on the date indicated below.

                                    DELTAGEN, INC.

                                    By _________________________________________

                                    Title ______________________________________

                                    Date _______________________________________

                                   APPENDIX A

If a Covered Executive is entitled to a Severance Benefit under the Plan, the amount shall be determined in accordance with this Appendix A.

     1. Base Pay. The Employer will make a payment equal to six (6) months of the Covered Executive's regular base pay in effect on his or her Eligible Termination Date, payable in a lump sum payment within seven (7) days after the effective date of the Covered Executive executing the general release described in Section 4.2 of the Plan. The amount payable pursuant to this Section 1 shall be reduced (but not below $0) by any amount which is determined based on a Covered Executive's base pay and which is payable as severance under any other plan, agreement, arrangement or other program (including, but not limited to any written employment agreement).

     2. Bonus Payments. The Employer will make a payment equal to the pro-rata portion of any bonus that would have been earned for the year in which the Covered Executive's Eligible Termination occurs. This amount shall be determined by multiplying the amount the bonus would otherwise have equaled (determined by the Board of Directors based on economic and performance duties through the effective date of the Eligible Termination by a fraction, the numerator of which is the portion of the year preceding the Eligible Termination and the denominator of which is one (1). The amount payable pursuant to this Section 2 of Appendix A shall be reduced (but not below $0) by any amount which is determined based on a Covered Executive's bonus amounts and which is payable as severance under any other plan, agreement, arrangement or other program (including, but not limited to any written employment agreement).

     3. COBRA Premiums. The Employer will reimburse the COBRA premiums on a Covered Executive's health care coverage in effect on his or her Eligible Termination Date for a period equal to the number of months of severance pay which is payable pursuant to Section 1 of this Appendix A. This period of time shall be reduced (but not below $0) by any period for which COBRA premiums are reimbursed under any other plan, agreement, arrangement or other program (including, but not limited to any written employment agreement). Notwithstanding the preceding, no COBRA premium shall be reimbursed until the effective date of the general release described in Section 4.2 of the Plan.

     4. Loan Forgiveness. Any amount that remains unpaid on any relocation loan entered into between the Covered Executive and the Employer or Company shall be forgiven; provided the loan is not otherwise in default on the Covered Employee's Eligible Termination Date. This loan forgiveness shall be effective on (and subject to) the effective date of the general release described in
Section 4.2 of the Plan and shall also be subject to the Covered Executive's payment of any payroll or withholding taxes due with respect to such forgiveness.